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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE
September 30, 1997

CONTACT:
A. Mitchell Poole, Jr.                               KCSA
President and Chief Operating Officer                Adam Friedman/Joe Mansi
404/373-4285                                         212/682-6300, ext. 215/205


                     ALLIED HOLDINGS COMPLETES ACQUISITION
                    OF RYDER AUTOMOTIVE CARRIER SERVICES AND
                              RC MANAGEMENT CORP.

DECATUR, GA - ALLIED HOLDINGS, INC. (NASDAQ:HAUL) announced that it has completed the acquisition of Ryder's Automotive Carrier Group. The completed acquisition will make Allied the largest motor carrier in north America specializing in the transportation of new and used automobiles and light trucks.

Allied announced on May 27, 1997 it had agreed to acquire Ryder's Automotive Carrier Group, which includes Ryder Automotive Carrier Services, Inc. and RC Management Corp., from Ryder System, Inc. (NYSE:R) for approximately $114.5 million in cash. After regulatory approvals were granted, and the definitive agreement signed, Allied completed an offering of $150 million of senior notes due 2007 to fund the acquisition and reduce borrowings.

"Today is quite historical for Allied and its employees" stated R. J. Rutland, Chairman. "We look forward to the challenges ahead and the many benefits the acquisition will bring to Allied."

Combined, the company will have approximately 5,300 specialized tractor trailers and 121 locations in all states and Canada. The combined revenues for 1996 would have been approximately $1 billion.

Allied Holdings, Inc. is the parent company of several subsidiaries engaged in the automotive distribution business. The Allied Automotive Group is the largest motor carrier in North America specializing in the delivery of automobiles and light trucks. The automotive group transports for all major domestic and foreign manufacturers primarily from manufacturing plants, rail ramps, ports and auctions to automobile dealers throughout the United States and Canada. Allied Holdings' Axis Group, Inc. provides logistics solutions based on the underlying philosophy of Move, Improve, Inform to the automotive market, both in the United States and internationally. This involves identifying new and innovative methods of distribution as well as better utilizing traditional and emerging technologies to help customers solve the most complex transportation, inventory management and logistics problems.